Exhibit 99.1

CONTACT:

Mackenzie Aron

Vice President, Investor Relations

(407) 906-6262

investor@taylormorrison.com

Taylor Morrison Reports Fourth Quarter and Full Year 2025 Results

SCOTTSDALE, Ariz., February 11, 2026—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the fourth quarter and full year ended December 31, 2025. For the fourth quarter, reported net income was $174 million, or $1.76 per diluted share, while adjusted net income was $188 million, or $1.91 per diluted share. For the full year, reported net income was $783 million, or $7.77 per diluted share, while adjusted net income was $830 million, or $8.24 per diluted share.

Fourth quarter 2025 highlights:

•	Home closings revenue of $1.96 billion

•	3,285 closings at an average sales price of $596,000

•	Home closings gross margin of 21.8%

•	SG&A ratio of 9.9% of home closings revenue

•	Net sales orders of 2,499

•	78,835 homebuilding lots owned and controlled

•	54% controlled off balance sheet

Full year 2025 highlights:

•	Home closings revenue of $7.76 billion

•	12,997 closings at an average sales price of $597,000

•	Home closings gross margin of 22.5% and adjusted home closings gross margin of 23.0%

•	SG&A ratio of 9.5% of home closings revenue, down 40 basis points year over year

•	Net sales orders of 11,074

•	Total homebuilding land spend of $2.2 billion

•	Repurchased 6.5 million common shares for $381 million

•	Total liquidity of $1.8 billion

“We are pleased to report strong fourth quarter results that met or exceeded our expectations across nearly all key operational metrics, despite continued challenging market conditions. These results concluded a solid year of performance in 2025, during which we delivered nearly 13,000 homes at an adjusted home closings gross margin of 23.0% and generated 40 basis points of SG&A expense leverage on essentially flat home closings revenue. Coupled with $381 million of share repurchases, these results drove a 13% return on equity and 14% growth in our book value per share. Our resilient performance reflects the strength of our diversified geographic and consumer portfolio and our disciplined focus on strategically balancing pace and price across our portfolio of well-located communities,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

Palmer continued, “Supported by strength in our resort lifestyle segment, our fourth quarter monthly absorption pace was stable sequentially at 2.4 net orders per community, defying the average high-single digit moderation we have historically experienced. This positive momentum continued into January, and we are cautiously encouraged by the early activity we are seeing as the spring selling season generally kicks off in full force this week. More so than any other factor, I believe consumer confidence will be the most important determinant of further demand recovery.”

“We pride ourselves on developing thoughtfully-designed communities in prime locations, often with amenities, and offering a balanced mix of spec and to-be-built home offerings that meet the needs and aspirations of our customers. As we head into 2026, I expect these competitive strengths—our diversification, attractive product offerings and consumer-centric philosophy—to be even more critical to our success as we move forward. With competitive pricing pressures unlikely to meaningfully abate in the foreseeable future and housing fundamentals continuing to evolve, we are taking proactive steps to ensure our portfolio remains well positioned to perform regardless of the market backdrop. These steps include limiting future investments in non-core submarkets while refocusing on our core first-and-second move-up segment, leaning further into the opportunity to expand our differentiated Esplanade resort lifestyle brand and doubling down on innovation across our organization.”

Business Outlook

The Company is providing the following guidance for the first quarter and full year 2026:

	First Quarter 2026	Full Year 2026
Ending Community Count	Around 360	Between 365 to 370
Home Closings	Approximately 2,200	Approximately 11,000
Average Closing Price	Approximately $580,000	Between $580,000 to $590,000
Home Closings Gross Margin[1] (excluding any inventory-related charges)	Approximately 20%	Not provided
SG&A as a Percentage of Home Closings Revenue	Not provided	Mid-10% range
Effective Tax Rate	23.0% to 23.5%	Approximately 25.0%
Average Diluted Share Count	Approximately 98 million	Approximately 95 million
Homebuilding Land Investment	Not provided	Approximately $2 billion
Share Repurchases	Not provided	Approximately $400 million

(1)

A reconciliation of our forward-looking adjusted home closings gross margin to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted.

Fourth Quarter Business Highlights

All comparisons are of the current quarter to the prior-year quarter, unless indicated.

Homebuilding

•	Home closings revenue decreased 10% to $1.96 billion, driven by an 8% decline in closings volume to 3,285 homes and a 2% decrease in average closing price to $596,000.

•

Home closings gross margin was 21.8% on a reported basis in the fourth quarter. For the full year 2025, home closings gross margin was 22.5% on a reported basis and 23.0% adjusted for inventory impairment and certain warranty charges.

•

Net sales orders decreased 5% to 2,499. This was driven by a decline in the monthly absorption pace to 2.4 from 2.6 a year ago, which was partially offset by a 1% increase in ending community count to 341 outlets.

•	As a percentage of beginning backlog, cancellations equaled 9.9%, up from 7.0% a year ago. As a percentage of gross orders, cancellations equaled 12.5%, down from 13.1% a year ago.

•

SG&A as a percentage of home closings revenue increased to 9.9% in the fourth quarter from 9.4% a year ago, as a reduction in selling, general and administration expenses was partially offset by lower home closings volume.

•	Backlog at quarter end was 2,819 homes with a sales value of $1.9 billion. Backlog customer deposits averaged approximately $44,000 per home.

Land Portfolio

•

Homebuilding land investment totaled $550 million in the fourth quarter of 2025, inclusive of $213 million for land development, as compared to $590 million in the fourth quarter of 2024, inclusive of $297 million for land development. For the full year, homebuilding land investment totaled approximately $2.2 billion in 2025 as compared to $2.4 billion in 2024.

•	Homebuilding lot supply was 78,835 homesites, of which 54% was controlled off balance sheet. This compared to total homesites of 86,153 at the end of 2024, of which 57% was controlled.

•

Based on trailing twelve-month home closings, total homebuilding lots represented 6.1 years of supply, of which 2.8 years was owned. This compared to 6.6 years of supply and 2.8 years owned at the end of 2024.

Financial Services

•	The mortgage capture rate was 88%, down slightly from 89% a year ago.

•	Borrowers had an average credit score of 750 and average debt-to-income ratio of 40%.

Balance Sheet

•	At quarter end, total liquidity was approximately $1.8 billion, including $928 million of total available capacity on the Company’s revolving credit facility.

•	The gross homebuilding debt-to-capital ratio was 26.0%. Including $850 million of unrestricted cash on hand, the net homebuilding debt-to-capital ratio was 17.8%.

•

The Company repurchased 1.2 million shares for $71 million in the fourth quarter. For the full year 2025, it repurchased a total of 6.5 million shares for $381 million, which represented approximately 6% of its diluted share count at the beginning of the year. Since 2021, the Company has repurchased a total of approximately 39 million shares for $1.5 billion, representing approximately 34% of its shares outstanding.

Board of Directors Extends and Increases Stock Repurchase Program

Taylor Morrison announced today that its Board of Directors has increased the amount available for future repurchases under its stock repurchase program to $1 billion of the Company’s common stock. This program expires on December 31, 2027 and replaces the Company’s prior share repurchase authorization. Repurchases of the Company’s common stock under the program will occur from time to time in open market purchases, privately negotiated transactions or other transactions. Future repurchases under the stock repurchase program are subject to prevailing market conditions and other considerations, including the Company’s liquidity, the terms of its debt instruments, planned land investment and development spending, acquisition and other investment opportunities and ongoing capital requirements.

Earnings Webcast

Taylor Morrison will hold a webcast to discuss its results today at 8:30 a.m. ET. The webcast will be available on Taylor Morrison’s website at www.taylormorrison.com on the Investor Relations portion of the site under the Events tab. At least 10 minutes prior to the webcast start time, participants are asked to register for the event here. The webcast will be recorded and available for replay on the Company’s website.

Quarterly Financial Comparison

(Dollars in thousands)	Q4 2025	Q4 2024	Q4 2025 vs. Q4 2024
Total Revenue	$2,099,640	$2,356,489	(10.9%)
Home Closings Revenue	$1,958,357	$2,169,703	(9.7%)
Home Closings Gross Margin	$426,847	$537,700	(20.6%)
	21.8%	24.8%	300 bps decrease
Adjusted Home Closings Gross Margin	$426,847	$541,003	(21.1%)
	21.8%	24.9%	310 bps decrease
SG&A	$194,622	$204,258	(4.7%)
% of Home Closings Revenue	9.9%	9.4%	50 bps increase

Annual Financial Comparison

(Dollars in thousands)	2025	2024	2025 vs. 2024
Total Revenue	$8,121,480	$8,168,136	(0.6%)
Home Closings Revenue	$7,755,434	$7,755,219	—%
Home Closings Gross Margin	$1,747,427	$1,891,476	(7.6%)
	22.5%	24.4%	190 bps decrease
Adjusted Home Closings Gross Margin	$1,781,844	$1,900,168	(6.2%)
	23.0%	24.5%	150 bps decrease
SG&A	$734,991	$770,498	(4.6%)
% of Home Closings Revenue	9.5%	9.9%	40 bps decrease

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade and Yardly. Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research since 2016, was honored as one of Fortune’s World’s Most Admired Companies in 2026, and on Forbes’ Most Trusted and Best Companies in America lists in 2025. Our long-standing commitment to sustainable operations is highlighted in our annual Sustainability and Belonging Report.

For more information about Taylor Morrison, please visit www.taylormorrison.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; failure to develop and maintain relationships with suitable land banks; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations, policy initiatives and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations, including as a result of tariffs; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to instability in the banking system; risks associated with civil unrest, acts of terrorism, threats to national security, the conflicts in Eastern Europe and the Middle East and other geopolitical events; the scale and scope of current and future public health events, including pandemics and epidemics; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Home closings revenue, net	$1,958,357	$2,169,703	$7,755,434	$7,755,219
Land closings revenue	26,529	33,138	36,944	81,417
Financial services revenue	49,367	53,930	209,407	199,459
Amenity and other revenue	65,387	99,718	119,695	132,041

Total revenue	2,099,640	2,356,489	8,121,480	8,168,136
Cost of home closings	1,531,510	1,632,003	6,008,007	5,863,743
Cost of land closings	25,048	22,694	30,898	73,609
Financial services expenses	23,851	28,039	104,618	108,592
Amenity and other expenses	56,406	109,743	107,749	137,980

Total cost of revenue	1,636,815	1,792,479	6,251,272	6,183,924
Gross margin	462,825	564,010	1,870,208	1,984,212
Sales, commissions and other marketing costs	120,594	121,822	461,485	456,092
General and administrative expenses	74,028	82,436	273,506	314,406
Net income from unconsolidated entities	(1,313)	(261)	(4,867)	(6,347)
Interest expense, net	11,911	5,893	47,003	13,316
Other expense, net	16,465	46,790	37,714	50,627
Loss on extinguishment of debt, net	13,324	—	13,324	—

Income before income taxes	227,816	307,330	1,042,043	1,156,118
Income tax provision	50,720	63,307	250,780	269,548

Net income before allocation to non-controlling interests	177,096	244,023	791,263	886,570
Net income attributable to non-controlling interests	(3,080)	(1,570)	(8,763)	(3,261)

Net income	$174,016	$242,453	$782,500	$883,309

Earnings per common share:
Basic	$1.79	$2.35	$7.90	$8.43
Diluted	$1.76	$2.30	$7.77	$8.27
Weighted average number of shares of common stock:
Basic	97,106	103,189	99,069	104,813
Diluted	98,656	105,218	100,707	106,846

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$850,037	$487,151
Restricted cash	1,194	15

Total cash	851,231	487,166
Owned inventory	6,046,468	6,162,889
Consolidated real estate not owned	94,195	71,195

Total real estate inventory	6,140,663	6,234,084
Land deposits	360,690	299,668
Mortgage loans held for sale	132,512	207,936
Lease right of use assets	60,800	68,057
Prepaid expenses and other assets, net	566,670	370,642
Other receivables, net	241,678	217,703
Investments in unconsolidated entities	486,978	439,721
Deferred tax assets, net	74,363	76,248
Property and equipment, net	259,015	232,709
Goodwill	663,197	663,197

Total assets	$9,837,797	$9,297,131

Liabilities
Accounts payable	$251,641	$270,266
Accrued expenses and other liabilities	682,500	632,250
Lease liabilities	71,525	78,998
Income taxes payable	8,146	2,243
Customer deposits	125,029	239,151
Estimated development liabilities	4,365	4,365
Senior notes, net	1,463,333	1,470,454
Loans payable and other borrowings	745,169	475,569
Revolving credit facility borrowings	—	—
Mortgage warehouse borrowings	82,605	174,460
Liabilities attributable to consolidated real estate not owned	94,195	71,195

Total liabilities	$3,528,508	$3,418,951
Stockholders’ equity
Total stockholders’ equity	6,309,289	5,878,180

Total liabilities and stockholders’ equity	$9,837,797	$9,297,131

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended December 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	1,376	1,432	(3.9%)	$755,740	$835,590	(9.6%)	$549	$584	(6.0%)
Central	843	924	(8.8%)	438,281	501,184	(12.6%)	520	542	(4.1%)
West	1,066	1,215	(12.3%)	764,336	832,929	(8.2%)	717	686	4.6%

Total	3,285	3,571	(8.0%)	$1,958,357	$2,169,703	(9.7%)	$596	$608	(1.9%)

	Twelve Months Ended December 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	5,172	4,922	5.1%	$2,816,997	$2,826,628	(0.3%)	$545	$574	(5.1%)
Central	3,400	3,552	(4.3%)	1,780,460	1,969,381	(9.6%)	524	554	(5.4%)
West	4,425	4,422	0.1%	3,157,977	2,959,210	6.7%	714	669	6.7%

Total	12,997	12,896	0.8%	$7,755,434	$7,755,219	—%	$597	$601	(0.7%)

Net Sales Orders:

	Three Months Ended December 31,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	1,019	993	2.6%	$537,446	$532,647	0.9%	$527	$536	(1.7%)
Central	599	784	(23.6%)	301,192	411,750	(26.9%)	503	525	(4.3%)
West	881	844	4.4%	638,753	587,451	8.7%	725	696	4.2%

Total	2,499	2,621	(4.7%)	$1,477,391	$1,531,848	(3.6%)	$591	$584	1.2%

	Twelve Months Ended December 31,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	4,581	4,588	(0.2%)	$2,373,529	$2,537,245	(6.5%)	$518	$553	(6.3%)
Central	2,799	3,250	(13.9%)	1,398,603	1,773,792	(21.2%)	500	546	(8.4%)
West	3,694	4,410	(16.2%)	2,647,752	2,991,700	(11.5%)	717	678	5.8%

Total	11,074	12,248	(9.6%)	$6,419,884	$7,302,737	(12.1%)	$580	$596	(2.7%)

Sales Order Backlog:

	As of December 31,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	1,146	1,737	(34.0%)	$747,416	$1,190,884	(37.2%)	$652	$686	(5.0%)
Central	497	1,098	(54.7%)	286,717	668,574	(57.1%)	577	609	(5.3%)
West	1,176	1,907	(38.3%)	822,466	1,332,690	(38.3%)	699	699	—%

Total	2,819	4,742	(40.6%)	$1,856,599	$3,192,148	(41.8%)	$659	$673	(2.1%)

Ending Active Selling Communities:

	As of		Change
	December 31, 2025	December 31, 2024
East	138	124	11.3%
Central	91	99	(8.1%)
West	112	116	(3.4%)

Total	341	339	0.6%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we provide our investors with supplemental information relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding, to the extent applicable in a given period, the impact of real estate and inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, unique and unusual warranty charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net, and legal reserves or settlements that the Company deems not to be in the ordinary course of business and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items. Adjusted home closings gross margin is a non-GAAP financial measure calculated as GAAP home closings gross margin (which is inclusive of capitalized interest), excluding inventory impairment charges and unique and unusual warranty charges. EBITDA and adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude, as applicable, interest expense/(income), net, amortization of capitalized interest, income tax provisions, depreciation and amortization (EBITDA), non-cash compensation expense, if any, real estate and inventory impairment charges, impairment of investments in unconsolidated entities, pre-acquisition abandonment charges, unique and unusual warranty charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net and legal reserves or settlements that the Company deems not to be in the ordinary course of business, in each case, as applicable in a given period. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse facilities borrowings, net of unrestricted cash and cash equivalents (“net homebuilding debt”), by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our segments, and to set targets for performance-based compensation. We also use the net homebuilding debt to total capitalization ratio as an indicator of overall financial leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the net homebuilding debt to total capitalization ratio to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

A reconciliation of (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio to the comparable GAAP measures is presented below. For purposes of our presentation of our non-GAAP financial measures for the three and twelve months ended December 31, 2024, such measures have been recast to include certain adjustments being presented in the three and twelve months ended December 31, 2025 that were previously deemed immaterial in the prior period.

Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	2025	2024	2025	2024
Net income	$174,016	$242,453	$782,500	$883,309
Legal reserves or settlements	—	17,392	—	23,682
Real estate impairment charges	—	20,530	28,821	29,637
Pre-acquisition abandonment charges	4,905	6,545	14,791	9,453
Warranty adjustment charges	—	592	5,596	3,656
Loss on extinguishment of debt, net	13,324	—	13,324	—
Tax impact due to above non-GAAP reconciling items	(4,058)	(9,282)	(15,049)	(15,488)

Adjusted net income	$188,187	$278,230	$829,983	$934,249
Basic weighted average number of shares	97,106	103,189	99,069	104,813
Adjusted earnings per common share - Basic	$1.94	$2.70	$8.38	$8.91
Diluted weighted average number of shares	98,656	105,218	100,707	106,846
Adjusted earnings per common share - Diluted	$1.91	$2.64	$8.24	$8.74

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2025	2024	2025	2024
Income before income taxes	$227,816	$307,330	$1,042,043	$1,156,118
Legal reserves or settlements	—	17,392	—	23,682
Real estate impairment charges	—	20,530	28,821	29,637
Pre-acquisition abandonment charges	4,905	6,545	14,791	9,453
Warranty adjustment charges	—	592	5,596	3,656
Loss on extinguishment of debt, net	13,324	—	13,324	—

Adjusted income before income taxes	$246,045	$352,389	$1,104,575	$1,222,546

Total revenue	$2,099,640	$2,356,489	$8,121,480	$8,168,136
Income before income taxes margin	10.9%	13.0%	12.8%	14.2%
Adjusted income before income taxes margin	11.7%	15.0%	13.6%	15.0%

Adjusted Home Closings Gross Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2025	2024	2025	2024
Home closings revenue	$1,958,357	$2,169,703	$7,755,434	$7,755,219
Cost of home closings	1,531,510	1,632,003	6,008,007	5,863,743

Home closings gross margin	$426,847	$537,700	$1,747,427	$1,891,476
Inventory impairment charges	—	2,711	28,821	5,036
Warranty adjustment charges	$—	$592	$5,596	$3,656

Adjusted home closings gross margin	$426,847	$541,003	$1,781,844	$1,900,168

Home closings gross margin as a percentage of home closings revenue	21.8%	24.8%	22.5%	24.4%
Adjusted home closings gross margin as a percentage of home closings revenue	21.8%	24.9%	23.0%	24.5%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2025	2024	2025	2024
Net income before allocation to non-controlling interests	$177,096	$244,023	$791,263	$886,570
Interest expense, net	11,911	5,893	47,003	13,316
Amortization of capitalized interest	26,429	32,207	104,100	114,199
Income tax provision	50,720	63,307	250,780	269,548
Depreciation and amortization	2,135	2,279	7,485	11,535

EBITDA	$268,291	$347,709	$1,200,631	$1,295,168
Legal reserves or settlements	—	17,392	—	23,682
Non-cash compensation expense	6,712	5,445	29,049	22,461
Real estate impairment charges	—	20,530	28,821	29,637
Pre-acquisition abandonment charges	4,905	6,545	14,791	9,453
Warranty adjustment charges	—	592	5,596	3,656
Loss on extinguishment of debt, net	13,324	—	13,324	—

Adjusted EBITDA	$293,232	$398,213	$1,292,212	$1,384,057

Total revenue	$2,099,640	$2,356,489	$8,121,480	$8,168,136
Net income before allocation to non-controlling interests as a percentage of total revenue	8.4%	10.4%	9.7%	10.9%
EBITDA as a percentage of total revenue	12.8%	14.8%	14.8%	15.9%
Adjusted EBITDA as a percentage of total revenue	14.0%	16.9%	15.9%	16.9%

Net Homebuilding Debt to Capitalization Ratio Reconciliation

(Dollars in thousands)	As of December 31, 2025	As of September 30, 2025	As of December 31, 2024
Total debt	$2,291,107	$2,190,761	$2,120,483
Plus: unamortized debt issuance cost, net	11,667	5,298	6,616
Less: mortgage warehouse facilities borrowings	(82,605)	(150,176)	(174,460)

Total homebuilding debt	$2,220,169	$2,045,883	$1,952,639
Total stockholders’ equity	6,309,289	6,197,515	5,878,180

Total capitalization	$8,529,458	$8,243,398	$7,830,819

Total homebuilding debt to capitalization ratio	26.0%	24.8%	24.9%

Total homebuilding debt	$2,220,169	2,045,883	$1,952,639
Less: cash and cash equivalents	(850,037)	(370,591)	(487,151)

Net homebuilding debt	$1,370,132	$1,675,292	$1,465,488
Total stockholders’ equity	6,309,289	$6,197,515	5,878,180

Total capitalization	$7,679,421	$7,872,807	$7,343,668

Net homebuilding debt to capitalization ratio	17.8%	21.3%	20.0%